UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/08/2007

CDI Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05519

Pennsylvania	23-2394430
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1717 Arch Street, 35th Floor
Philadelphia, PA 19103-2768
(Address of principal executive offices, including zip code)

(215) 569-2200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 8, 2007, the annual grants of stock options and restricted stock were made to Roger H. Ballou, the President and Chief Executive Officer of CDI Corp. (the "Company"). These grants were pursuant to the terms of Mr. Ballou's employment agreement. Under that agreement, Mr. Ballou's equity compensation for 2007 consists of: (a) 5,000 shares of restricted stock which vest solely on the basis of time, (b) up to 30,000 stock options and (c) up to an additional 5,000 shares of restricted stock, with (b) and (c) dependent upon his achievement of the 2006 performance goals established by the Compensation Committee of the Board of Directors of the Company. The Compensation Committee determined that based on Mr. Ballou's and the Company's performance during 2006, Mr. Ballou should receive 25,000 stock options (out of the possible 30,000 options referred to in (b) above) and 4,500 shares of restricted stock (out of the possible 5,000 shares referred to in (c) above, in addition to the 5,000 shares of restricted stock referred to in (a) above.

Half of the options and restricted stock will vest on September 30, 2007 and the remaining half will vest on September 30, 2008, which coincides with the end of the employment term set forth in Mr. Ballou's employment agreement.

The exercise price for the stock options granted to Mr. Ballou on March 8, 2007 is $29.23 per share, which was the closing market price of CDI Corp. stock on the date of grant.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI Corp.

Date: March 13, 2007	By:	/s/ Cecilia J. Venglarik
Cecilia J. Venglarik
Senior Vice President - Human Resources